Exhibit 99.1

POTBELLY NAMES NEW DIRECTOR

Potbelly Enters into Settlement Agreement with Ancora Advisors

CHICAGO, Oct. 05, 2017 (GLOBE NEWSWIRE) — Potbelly Corporation (NASDAQ:PBPB) today announced its appointment of Joseph Boehm to its Board of Directors. Mr. Boehm is a Portfolio Manager at Ancora Advisors LLC, a significant shareholder of the Company. Mr. Boehm will serve an initial term through the Company’s 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), and the Company has agreed to include Mr. Boehm (or a replacement designated by the Ancora Parties) in the Company’s slate of director nominees for election at the 2018 Annual Meeting. Mr. Boehm or his replacement will also serve as a member of the Board’s Nominating and Corporate Governance Committee and as a member of the Strategic Review Committee, which is undertaking a comprehensive review of the Company’s business strategy and strategic business alternatives.

“We are pleased to welcome Joe to the board,” said Pete Bassi, Chairman of the Board of Potbelly Corporation, “and we look forward to his perspective and contributions as we continue the review of our business strategy and our focus on driving shareholder value.”

The appointment is part of a settlement agreement (the “Agreement”) with Ancora Advisors, LLC, an investment advisor in Cleveland, Ohio and certain affiliated entities and others (collectively, the “Ancora Parties”). The term of the Agreement is scheduled to continue until the later of the close of business on the date thirty calendar days prior to the last day of the advance notice deadline set forth in the Company’s by-laws for the Company’s 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”) or the date that is thirty calendar days following the last day that Mr. Boehm (or any replacement that is a principal or employee of an Ancora Party) serves as a director of the Company (the “Standstill Period”). The Ancora Parties are only entitled to representation on the Company’s Board so long as they continue to own at least 3% of the Company’s common stock.

During the Standstill Period, the Ancora Parties and Mr. Boehm will not, among other things: acquire shares of the Company’s common stock such that they would then beneficially own more than 9.9% of the Company’s common stock, participate in any solicitation of proxies that is inconsistent with Company’s recommendations or proposals, propose or participate in any change of control of the Company (though the Ancora Parties would be allowed to sell or tender their shares and otherwise receive consideration, pursuant to any such transaction and to vote on any such transaction in their sole discretion), present any stockholder proposal at a stockholder meeting or institute or participate in any litigation against the Company or any of its current or former directors or officers.

About Potbelly

Potbelly Corporation is a fast-growing neighborhood sandwich concept offering toasty warm sandwiches, signature salads and other fresh menu items served by engaging people in an environment that reflects the Potbelly brand. Our Vision is for our customers to feel that we are their “Neighborhood Sandwich Shop” and to tell others about their great experience. Our Mission is to make people really happy and to improve every day. Our Passion is to be “The Best Place for Lunch.” The Company owns and operates over 400 shops in the United States and our franchisees operate over 40 shops domestically, in the Middle East, the United Kingdom and Canada. For more information, please visit our website at www.potbelly.com.

Contact:

Investor Relations

Investors@Potbelly.com

312-428-2950